EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2018

Third Quarter Total Revenues Increased 3% Fueled by 15% Growth in Retail Segment

Company Set to Unveil Major Digital Platform with New Max Trainer Line in Q4

VANCOUVER, WASHINGTON, October 29, 2018 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the third quarter and nine months ended September 30, 2018.

Net sales for the third quarter of 2018 totaled $91.1 million, up 3.3% compared to $88.1 million in the same quarter of 2017. The increase in net sales was driven by strong performance in the Retail segment, up 14.9% from the prior year quarter, reflecting double-digit growth in both the mass retail channel and the specialty and commercial channel due to broad-based strength across several product offerings including bikes, treadmills and Max Trainer®. Overall sales growth was partially offset by lower Direct segment sales, which were down 14.8% and reflect a reduction in media spend of 17.7% versus the same period last year. All product categories in the Direct segment declined with the exception of the Bowflex LateralX® trainer which was soft launched during the quarter. Royalty revenue in the third quarter of 2018 was $0.6 million, flat compared to the same quarter of last year. For the first nine months of 2018, net sales were $281.4 million, up 1.1% compared to the same prior year period. Gross margins for the third quarter of 2018 totaled 42.3% versus 46.9% for the same period last year, reflecting higher product costs across all channels, coupled with a shift in segment revenue mix from Direct to Retail.

Operating income for the third quarter of 2018 was $6.2 million, compared to $13.4 million in the same period last year, as lower gross margins drove a decline in gross profit dollars, coupled with higher operating expenses. The third quarter of 2017 operating expense included a $2.1 million favorable retroactive adjustment to finance fees related to a contract extension and a $1.0 million favorable settlement related to an indemnification claim. Operating expenses for the third quarter of 2018 were 35.5% of revenue versus 31.7% in the same period last year. Excluding the finance fee adjustment and indemnification-related settlement from the prior year, operating expenses in the quarter were essentially flat as a percentage of revenue versus the same period in the prior year. Through September 30, 2018, year-to-date operating expense as percentage of revenue remained flat versus prior year at 40.1%, even with additional investments made this year in support of strategic initiatives. For the first nine months of 2018, operating income was $18.1 million, compared to $29.9 million in the same period last year.

Income from continuing operations for the third quarter of 2018 was $4.5 million, or $0.15 per diluted share, compared to $8.3 million, or $0.27 per diluted share, for the same period last year. Income from continuing operations for the first nine months of 2018 was $13.7 million, or $0.45 per diluted share, compared to income from continuing operations of $19.1 million, or $0.61 per diluted share for the same period last year. EBITDA from continuing operations for the third quarter of 2018 totaled $8.5 million compared to $15.3 million in the prior year period.

At September 30, 2018, cash and marketable securities decreased to $71.1 million and debt decreased to $36.0 million, compared to $85.2 million and $48.0 million, respectively, at December 31, 2017.

Bruce M. Cazenave, Chief Executive Officer, stated, “Our third quarter performance was substantially in-line with our expectations, driven by strong growth in the Retail segment, reflecting double-digit increases in both our mass retail channel as well as the specialty and commercial channel. During the quarter, we successfully launched a number of new products including the Bowflex LateralX® trainer in the Direct segment and the Octane MTX Max Trainer®, the commercial grade version of our popular Max Trainer® line. Media spending in the Direct segment was reduced in the third quarter as we prepared to transition our media and promotional support to the new upgraded and refreshed Max Trainer line that is planned to launch in November. We anticipate a reversal of recent sales trends in our Direct segment during the fourth quarter based on these new products and the planned marketing support behind the introduction of our exciting new digital platform.”

Mr. Cazenave continued, “We are pleased with progress on our strategic investment initiatives and are excited about our growth opportunities in 2019. Specifically, we have ramped up investments in the international channel and key logistics and systems integration initiatives have been completed. The new products we have introduced over the last 18 months give us a good base for growth by themselves, but the new digital platform coming this quarter provides an even broader foundation for near-term and long-term growth. This upgraded platform will change the way we engage with consumers, including new methods like offering value added content rich subscriptions. We remain grounded as a company focused on designing and marketing a broad range of high-quality innovative products but will be layering on a new level of enhanced customer experience with AI-driven technology that uniquely adapts to individual user desires and needs as they progress through their fitness journey. Although the initial launch leads within the Direct segment with our most popular product line, ultimately, we expect to offer it across many of our brands, product lines, and channels of distribution.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $29.0 million in the third quarter of 2018, a decrease of 14.8% over the comparable period last year due to reduced media spend of 17.7% and a decline in Max Trainer® sales, partially offset by the launch of the Bowflex LateralX® trainer during the third quarter. Operating loss for the Direct segment was $1.4 million for the third quarter of 2018, compared to operating income of $5.3 million in the third quarter of last year. Operating income was negatively impacted by the decline in sales and gross margins, as well as an increase in operating expense. The third quarter of 2017 operating expense included a $2.1 million favorable retroactive adjustment to finance fees related to a contract extension. Gross margin for the Direct segment declined by 620 basis points, which resulted from higher product costs due to rising material costs and inventory that was purchased under unfavorable exchange rates, coupled with unfavorable product mix due to lower Max Trainer® sales.

Net sales for the Retail segment were $61.5 million in the third quarter of 2018, an increase of 14.9% when compared to $53.5 million in the third quarter last year. The increase reflected robust growth across a variety of product lines, driven by double-digit growth in both the mass retail channel and the specialty and commercial channel. Operating income for the Retail segment was $12.7 million for the third quarter of 2018 compared to $12.1 million in the third quarter of last year. The increase in Retail segment operating income was primarily due to the higher revenue, partially offset by an increase in operating expense. The third quarter of 2017 operating expense included a $1.0 million favorable settlement related to an indemnification claim. Retail segment gross margin was 34.7% in the third quarter of 2018, compared to 35.7% in the same quarter of the prior year, reflecting higher product costs due to unfavorable changes in foreign currency exchange rates.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of September 30, 2018, the Company had cash and marketable securities of $71.1 million and debt of $36.0 million, compared to cash and marketable securities of $85.2 million and debt of $48.0 million at year end 2017. During the third quarter, the Company purchased $1.9 million of stock in the open market as part of its previously announced stock repurchase program. As of September 30, 2018, $22.0 million remained available for future repurchases under the share repurchase program. The Company has repurchased an additional $4.7 million of stock between October 1, 2018 and October 26, 2018. Working capital of $88.5 million as of September 30, 2018 was $2.6 million lower than the 2017 year-end balance of $91.1 million. Inventory as of September 30, 2018 was $55.5 million, compared to $53.4 million as of December 31, 2017 and $57.6 million at the end of the third quarter last year.

For further information, see “Balance Sheet Information” attached hereto.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the third quarter ended September 30, 2018 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, October 29, 2018. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 289-0438 in North America and international listeners may call (323) 794-2423. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 7:30 p.m. ET, October 29, 2018, through 11:59 p.m. ET, November 12, 2018. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 3377136.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2018 and 2017.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense. The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. The Company presents EBITDA from continuing operations as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels with Octane Fitness® products. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, including expectations for full year 2018 net revenue and operating income; future plans for introduction of new products, anticipated demand for the Company's new and existing products, and projected impact of the new product launches on the Company’s operating results for the fourth quarter of 2018 and future periods; statements regarding the Company's prospects, resources or capabilities; current or future financial and economic trends; planned investments and strategic initiatives and the anticipated or targeted results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our condensed consolidated statements of operations for the three and nine months ended September 30, 2018 and 2017 (unaudited and in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$91,057	$88,132	$281,368	$278,413
Cost of sales	52,551	46,817	150,343	136,975
Gross profit	38,506	41,315	131,025	141,438

Operating expenses:
Selling and marketing	20,635	18,028	79,482	79,321
General and administrative	7,503	6,305	20,740	21,106
Research and development	4,208	3,617	12,744	11,114
Total operating expenses	32,346	27,950	112,966	111,541

Operating income	6,160	13,365	18,059	29,897
Other income (expense), net	213	(161)	236	(648)
Income from continuing operations before income taxes	6,373	13,204	18,295	29,249
Income tax expense	1,870	4,862	4,645	10,156
Income from continuing operations	4,503	8,342	13,650	19,093
Loss from discontinued operations(1)	(194)	(101)	(354)	(1,270)
Net income	$4,309	$8,241	$13,296	$17,823

Basic income per share from continuing operations	$0.15	$0.27	$0.45	$0.62
Basic loss per share from discontinued operations	(0.01)	—	(0.01)	(0.04)
Basic net income per share	$0.14	$0.27	$0.44	$0.58

Diluted income per share from continuing operations	$0.15	$0.27	$0.45	$0.61
Diluted loss per share from discontinued operations	(0.01)	—	(0.01)	(0.04)
Diluted net income per share	$0.14	$0.27	$0.44	$0.57

Shares used in per share calculations:
Basic	30,185	30,749	30,230	30,739
Diluted	30,433	31,075	30,500	31,098

Select Metrics:
Gross margin	42.3%	46.9%	46.6%	50.8%
Selling and marketing % of net sales	22.7%	20.5%	28.2%	28.5%
General and administrative % of net sales	8.2%	7.2%	7.4%	7.6%
Research and development % of net sales	4.6%	4.1%	4.5%	4.0%
Operating income % of net sales	6.8%	15.2%	6.4%	10.7%

(1) The nine months ended September 30, 2017 include a $1.2 million expense related to a lawsuit settlement with Biosig Instruments, Inc.

SEGMENT INFORMATION

The following table presents certain comparative information by segment for the three and nine months ended September 30, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended September 30,		Change
	2018	2017	$	%
Net sales:
Direct	$28,955	$33,986	$(5,031)	(14.8)%
Retail	61,490	53,505	7,985	14.9%
Royalty	612	641	(29)	(4.5)%
	$91,057	$88,132	$2,925	3.3%

Operating income (loss):
Direct	$(1,363)	$5,289	$(6,652)	(125.8)%
Retail	12,707	12,118	589	4.9%
Unallocated corporate	(5,184)	(4,042)	(1,142)	(28.3)%
	$6,160	$13,365	$(7,205)	(53.9)%

	Nine Months Ended September 30,		Change
	2018	2017	$	%
Net sales:
Direct	$134,980	$147,800	$(12,820)	(8.7)%
Retail	143,668	128,393	15,275	11.9%
Royalty	2,720	2,220	500	22.5%
	$281,368	$278,413	$2,955	1.1%

Operating income (loss):
Direct	$10,667	$23,141	$(12,474)	(53.9)%
Retail	20,196	20,427	(231)	(1.1)%
Unallocated corporate	(12,804)	(13,671)	867	6.3%
	$18,059	$29,897	$(11,838)	(39.6)%

BALANCE SHEET INFORMATION

The following summary contains information from our condensed consolidated balance sheets as of September 30, 2018 and December 31, 2017 (unaudited and in thousands):

	As of
	September 30, 2018	December 31, 2017
Assets

Cash and cash equivalents	$30,753	$27,893
Available-for-sale securities	40,352	57,303
Trade receivables, net of allowances of $45 and $119	46,130	42,685
Inventories	55,549	53,354
Prepaids and other current assets	11,174	7,257
Total current assets	183,958	188,492

Property, plant and equipment, net	19,580	15,827
Goodwill	61,969	62,030
Other intangible assets, net	55,364	57,743
Other assets	631	684
Total assets	$321,502	$324,776

Liabilities and Shareholders' Equity

Trade payables	$67,675	$66,899
Accrued liabilities	7,846	10,764
Warranty obligations, current portion	3,904	3,718
Note payable, current portion	15,993	15,993
Total current liabilities	95,418	97,374

Warranty obligations, non-current	1,802	2,399
Income taxes payable, non-current	3,317	2,955
Deferred income tax liabilities, non-current	10,141	8,558
Other non-current liabilities	1,967	2,315
Note payable, non-current	19,991	31,986
Shareholders' equity	188,866	179,189
Total liabilities and shareholders' equity	$321,502	$324,776

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table presents a reconciliation of EBITDA from continuing operations for the three and nine months ended September 30, 2018 and 2017 (unaudited and in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Income from continuing operations	$4,503	$8,342	$13,650	$19,093
Interest (income) expense, net	(25)	207	(30)	757
Income tax expense from continuing operations	1,870	4,862	4,645	10,156
Depreciation and amortization	2,178	1,868	6,646	6,386
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$8,526	$15,279	$24,911	$36,392